UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): August 15, 2014
MILLER ENERGY RESOURCES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Tennessee
(State or Other Jurisdiction of Incorporation)

001-34732	26-1028629
(Commission File Number)	(IRS Employer Identification No.)

9721 Cogdill Road, Suite 302
Knoxville, TN 37932
(Address of Principal Executive Offices)
(865) 223-6575
(Registrant's Telephone Number, Including Area Code)
Not Applicable
(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
o Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
o Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
o Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
o Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

On August 19, 2014, we entered into a Second Amendment (the "First Lien Amendment") to our Credit Agreement, dated as of June 2, 2014 (the “First Lien Credit Agreement”), among our Company, as borrower, KeyBank National Association, as administrative agent, and the lenders party thereto. The First Lien Amendment, among other things, (1) increases the total amount of obligations the Company may enter into under capital leases from time to time, (2) allows for the Company to make certain investments in Savant Alaska, LLC and (3) increases the amount of preferred stock that the Company may issue.

In addition, on August 19, 2014, we entered into Amendment No. 3 (the “Second Lien Amendment”) to our Amended and Restated Credit Agreement, dated as of February 3, 2014 (the “Second Lien Credit Agreement”), among our Company, as borrower, Apollo Investment Corporation, as administrative agent, and the lenders party thereto. The Second Lien Amendment, among other things, (1) increases the total amount of obligations the Company may enter into under capital leases from time to time, (2) allows for the Company to make certain investments in Savant Alaska, LLC and (3) increases the amount of preferred stock that the Company may issue.

The foregoing description of the Amendment above is qualified in its entirety by reference to the complete text of the First Lien Amendment and the Second Lien Amendment, which are filed as Exhibits 10.1 and 10.2, respectively, to this report.

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers;
Compensatory Arrangements of Certain Officers.

As previously reported, on August 12, 2014, we entered into a Departure and Withdrawal Agreement (the “Agreement”) with Mr. David J. Voyticky. Under the Agreement, Mr. Voyticky retained certain equity awards after the effective date of his resignation. A portion of those awards were not vested on the date of the Agreement, but continued to vest over time. The Agreement also provided that those awards that were not yet fully vested in Mr. Voyticky would, with the approval of the Compensation Committee (the “Committee”) of our Board of Directors, vest immediately on the date that approval was given. The contemplated approval was given by the Committee at a meeting held on August 15, 2014.

The awards effected were as follows: (i) options to purchase 575,000 shares of our common stock at an exercise price of $5.35 per share, which would have vested on June 9, 2016, (ii) a grant of 21,250 shares of our common stock, which would have vested on July 24, 2015 and (iii) a grant of 21,250 shares of our common stock, which would have vested on July 24, 2016. Following the Committee’s action, these awards are now fully vested in Mr. Voyticky.

Item 7.01.    Regulation FD Disclosure.

On August 20, 2014, we uploaded a revised presentation to our website discussing the current state of the Company and expectations over the next several months. We expect these slides may be used in presentations to potential purchasers of the Series D Preferred Stock in the Offering. In addition, we may rely on all or part of this presentation any time we are discussing the current state of the Company in communications at industry or similar conferences. A copy of this presentation is attached as Exhibit 99.1.
On August 20, 2014, we issued a press release announcing an increase in the value of our reserves located in the Cook Inlet area of Alaska as determined by Ryder Scott Company, L.P., in a recently issued reserve report, as discussed in more detail below in Item 8.01. Attached as Exhibit 99.2 is the related press release.
Pursuant to General Instruction B.2 of Form 8-K, the information in this Item 7.01 of Form 8-K, including Exhibits 99.1 and 99.2, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise be subject to the liabilities of that section, nor is it incorporated by reference into any filing of Miller Energy Resources, Inc. under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 8.01.    Other Events.

On August 18, 2014, we received a new reserve report (the “CIE Report”) from the Ryder Scott Company, L.P. (“RSC”) estimating the value and amounts of the hydrocarbon reserves held by our wholly owned subsidiary, Cook Inlet Energy, LLC, in the Cook Inlet region of Alaska including the North Fork Unit which was recently acquired.
The CIE Report gives the following estimates of our proved developed reserves, rounded off, as of July 31, 2014:

Miller Energy
8/1/2014
Reserve Category	($ mill)
Total Proved Developed PV-10	$271.5
Total Proved Developed MBOE	6.4

Proved Undeveloped PV-10	$176.1
Proved Undeveloped MBOE	5.3

Total Proved PV-10	$447.6
Total Proved MBOE	11.7
The foregoing description is qualified in its entirety by reference to the complete text of the CIE Report, which is filed as Exhibit 99.3 to this report and incorporated in this report by reference.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	First Lien Amendment, dated as of August 19, 2014, among the Company, KeyBank National Association and the lenders from time to time party thereto
10.2	Second Lien Amendment, dated as of August 19, 2014, among the Company, Apollo Investment Corporation and the lenders from time to time party thereto
23.1	Consent of Ryder Scott Company, L.P.
99.1	Presentation dated August 20, 2014, discussing the current state of the Company and expectations over the next several months
99.2	Press release dated August 20, 2014, discussing the CIE Report
99.3	Reserve Report prepared by Ryder Scott Company, L.P. dated as of July 31, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 20, 2014	Miller Energy Resources, Inc.
By: /s/ Scott M. Boruff
Scott M. Boruff
Chief Executive Officer